Shaw Logo here


To the Shareholders:
        You are cordially invited to attend the Annual Meeting of Shareholders for the 1999 fiscal year to be held at the administrative offices of the Company, 616 East Walnut Avenue, Dalton, Georgia, on Thursday, April 27, 2000, at 11:00 a.m., local time.

        The principal business of the meeting will be to elect directors and to approve a stock incentive plan for the employees of Shaw Industries. During the meeting we will review the results of the past year and report on significant aspects of our operations during the first quarter of fiscal 2000.

        We would appreciate your completing, signing, dating and returning the enclosed proxy card in the envelope provided at your earliest convenience. If you choose to attend the meeting, you may, of course, revoke your proxy and personally cast your votes.

                                Sincerely yours,

                                /s/ ROBERT E. SHAW
                                ROBERT E. SHAW
                                Chairman of the Board of Directors
                                and Chief Executive Officer

March 31, 2000

                             SHAW INDUSTRIES, INC.
                             616 East Walnut Avenue
                             Dalton, Georgia 30720

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 27, 2000

          The Annual Meeting of Shareholders of Shaw Industries, Inc. for fiscal year 1999 will be held on Thursday, April 27, 2000, at 11:00 a.m., at the principal administrative offices of the Company, 616 East Walnut Avenue, Dalton, Georgia.
          The meeting is called for the following purposes:
          1. To elect four directors to Class III of the Board of Directors for a three-year term.
          2. To consider and vote upon a proposed stock incentive plan.
          3. To consider and act upon such other business as may properly come before the meeting or any adjournment(s).
          The Board of Directors has fixed the close of business on March 24, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

                                By order of the Board of Directors,

                                /s/ BENNIE M. LAUGHTER
                                BENNIE M. LAUGHTER
                                Secretary
March 31, 2000


          IF YOU ARE UNABLE TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, COMPLETE AND RETURN THE ENCLOSED PROXY SO THAT YOUR STOCK WILL BE REPRESENTED.

                                PROXY STATEMENT
                             SHAW INDUSTRIES, INC.
                             616 East Walnut Avenue
                             Dalton, Georgia 30720

          The enclosed proxy is solicited by the Board of Directors of Shaw Industries, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on April 27, 2000, at 11:00 a.m., local time, at the administrative offices of the Company, 616 East Walnut Avenue, Dalton, Georgia. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote his or her shares in person. Proxies in the accompanying form which are properly executed by shareholders, duly returned and not revoked will be voted. Such proxies will be voted in accordance with the directions, if any, given by such shareholders, and if directions are not given, will be voted in favor of the proposal to elect as directors the persons specified herein and in favor of the proposal to approve the Executive Annual Incentive Plan.

          This proxy statement and proxy and the accompanying notice were first mailed to shareholders on or about March 31, 2000.

                    VOTING RIGHTS AND PRINCIPAL SHAREHOLDERS

          March 24, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment(s). As of the record date, the Company had outstanding and entitled to vote at the meeting 132,676,198 shares of Common Stock, each share being entitled to one vote (the "Common Stock"). The holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Shares as to which authority to vote is withheld, abstentions and broker non-votes are counted in determining whether a quorum exists.

          Under Georgia law, directors are elected by a plurality of the votes cast by holders of share entitled to vote in the election at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. Accordingly, if authority to vote for one or more nominees is withheld on a proxy card, no vote will be cast with respect to the shares repr esented by that proxy card and the outcome of the election will not be affected. Shareholder approval of the proposed stock incentive plan requires the affirmative vote of the majority of the shares of Common Stock represented at the meeting and entitled to vote. Therefore, for purposes of determining whether Proposal 2 is approved by the shareholders, abstentions will have the same effect as votes against Proposal 2, but broker non-votes will have no effect.

          The following table sets forth information concerning those persons known by management of the Company to own beneficially more than 5% of the Common Stock, the directors and director nominees of the Company, the executive officers named in the Summary Compensation Table included elsewhere herein and all directors and executive officers as a group. Such information is given as of March 24, 2000. According to rules adopted by the Securities and Exchange Commission, a person is the "beneficial owner" of securities if he or she has or shares the power to vote them or to direct their investment. Except as otherwise noted, the indicated owners have sole voting and investment power with respect to shares beneficially owned. An asterisk in the percent of class column indicates beneficial ownership of less than 1% of the outstanding Common Stock.


                Name and Address of                                   Amount and Nature of                      Percent of
                 Beneficial Owner                                     Beneficial Ownership                        Class

Robert E. Shaw (1)                                                          7,303,188(2)                           5.5
J. C. Shaw (3)                                                              6,632,295(4)                           5.0
Julian D. Saul (5)                                                         11,666,667(6)                           8.8
Linda Saul Schejola (7)                                                     7,777,777(8)                            5.9
J. Hicks Lanier                                                                 9,600                               *
R. Julian McCamy                                                            3,162,394(9)                           2.4
Thomas G. Cousins                                                              58,600                               *
S. Tucker Grigg                                                             1,800,877(10)                          1.4
William C. Lusk, Jr.                                                          603,760(11)                           *
W. Norris Little                                                              448,250                               *
Robert R. Harlin                                                                  508                               *
Roberto Garza                                                                     600                               *
Robert J. Lunn                                                                  1,600                               *
Vance D. Bell                                                                  85,484                               *
Kenneth G. Jackson                                                              7,000                               *
All executive officers and
    directors as a group (18 persons)                                      32,477,300(12)                         24.5

     (1) Mr. Shaw's address is 107 South Wildberry Road, Rocky Face, Georgia 30740.

     (2)  Includes 567,840 shares owned by Mr. Shaw's spouse.

     (3)  Mr. Shaw's address is 721 West Avenue, Cartersville, Georgia 30120.

     (4) Includes 64,618 shares owned by Mr. Shaw's spouse, 43,559 held in trust for Mr. Shaw's grandchildren, and 3,999,050 shares held in a grantor retained annuity trust. Mr. Shaw has sole voting power with respect to the shares held in the annuity trust.

     (5)  Mr. Saul's address is 702 Mt. Sinai Street, Dalton, Georgia 30720.

     (6) Includes 11,160,724 shares held in the Julian Saul Family Trust and 388,989 shares held in the Anita Saul Family Trust.

     (7) Ms. Schejola's address is 1106 West Lakeshore Drive, Dalton, Georgia 30720.

     (8)  Includes 7,699,808 shares held in the Linda Saul Schejola Family
          Trust.

     (9) Includes 1,163,169 shares owned by Mr. McCamy's spouse and 427,236 shares held in trust for Mr. McCamy's children. Mr. McCamy disclaims beneficial ownership of the shares held by his spouse and in trust for his children.

     (10) Includes 1,148,480 shares owned by the estate of Mr. Grigg's deceased spouse and 58,520 shares held in trust for his children. Mr. Grigg disclaims beneficial ownership of the shares held by the estate of his spouse and in trust for his children.

     (11) Includes 8,528 shares owned by Mr. Lusk's spouse, as to which Mr. Lusk shares voting and investment powers, and 8,400 shares held for Mr. Lusk's grandchildren.

     (12) Includes 132,200 shares that are subject to options that are currently exercisable or that become exercisable within 60 days of March 24, 2000, including 31,400 shares for Mr. Bell and 23,500 shares for Mr. Jackson.

PROPOSAL 1. ELECTION OF CLASS OF DIRECTORS

          The Board of Directors of the Company is divided into three classes of directors with staggered terms of office. Upon the expiration of the term of office for a class of directors, the nominees for that class are elected for a term of three years to serve until the election and qualification of their successors. At the Annual Meeting of Shareholders this year, there are four nominees in Class III. The Class I and Class II directors have two years and one year, respectively, remaining on their terms of office.

          It is the intention of the persons named as proxies to vote their proxies for the election of Roberto Garza, W. Norris Little, William C. Lusk, Jr., and Robert R. Harlin as Class III directors. All of the Class III nominees currently serve as directors. In the event any of the nominees refuses or is unable to serve as a director (which is not now anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.

          The Board of Directors recommends a vote FOR the election of the nominees named below as Class III directors.

          The following section sets forth the names, ages, occupations and employment during the last five years of each of the nominees and the continuing directors in Class I and Class II, the period during which each has served as a director of the Company and other directorships held.

Nominees

                             Nominees for Class III
                              (Term Expiring 2003)

ROBERTO GARZA                                Age: 44

Mr. Garza is the President and Chief Executive Officer of Edificio Alestra of Monterrey,Mexico. Until 1999, he had served as President and Chief Executive Officer of Versax Group, a subsidiary of Grupo Industrial Alfa S.A. de C.V., of Monterrey, Mexico, since January, 1993.

W. NORRIS LITTLE
Director since 1979                          Age: 68

Mr. Little has been Vice Chairman of the Company since January 24, 1999, and served as Senior Vice President, Operations and then as President of the Company for more than five years prior thereto.

WILLIAM C. LUSK, JR.
Director since 1973                          Age: 64

Mr. Lusk is the retired Senior Vice President and Treasurer of the Company.

ROBERT R. HARLIN
Director since 1967                          Age: 67

Mr. Harlin is a member of the law firm of Powell, Goldstein, Frazer & Murphy
LLP.

Directors Continuing in Office

                                     Class I
                                (Term Expiring 2002)

J. C. SHAW
Director since 1967                          Age: 70

Mr. Shaw has been Chairman Emeritus of the Board of the Company since April 27, 1995, and served as Chairman of the Board of the Company for more than five years prior thereto.

ROBERT E. SHAW
Director since 1967                          Age: 68

Mr. Shaw has been Chairman of the Board and Chief Executive Officer of the Company since April 27, 1995, and served as President and Chief Executive Officer of the Company for more than five years prior thereto. He is also a director of Oxford Industries, Inc., an apparel manufacturer.

ROBERTJ. LUNN
Director since 1997                          Age: 53
Mr. Lunn is Managing Director of Lunn Partners, LLC, in Chicago, Illinois. Previously, he had been a Managing Director of Lehman Brothers from 1994 to 1996 and a Managing Director with Morgan Stanley for more than five years previous to that.

JULIAN D. SAUL
Director since 1998                          Age: 59
Mr. Saul joined the Company in October, 1998. On January 24, 1999, he was elected to the office of President. Prior to October 3, 1998, Mr. Saul was the Chief Executive Officer and Chairman of the Board of Queen Carpet Corporation.

                                    Class II
                              (Term Expiring 2001)

J. HICKS LANIER
Director since 1986                          Age: 59

Mr. Lanier is Chairman of the Board, President and Chief Executive Officer of Oxford Industries, Inc., an apparel manufacturer. Mr. Lanier also serves as a director of SunTrust Banks of Georgia, Inc., Genuine Parts Company and Crawford & Company.

R. JULIAN McCAMY
Director since 1986                          Age: 68

Mr. McCamy is President of McCamy Properties, Inc., a real estate development company.

THOMAS G. COUSINS
Director since 1992                          Age: 68

Mr. Cousins is Chairman of the Board and Chief Executive Officer of Cousins Properties Incorporated, a real estate development company.

S. TUCKER GRIGG
Director since 1992                          Age: 63

Mr. Grigg is self-employed as a manufacturer of advertising and marketing displays, furniture and bedding.

CERTAIN RELATIONSHIPS

          Messrs. J. C. Shaw and Robert E. Shaw are brothers. Messrs. McCamy and Grigg are brothers-in-law of Messrs. J. C. Shaw and Robert E. Shaw.

          Mr. Harlin is a member of the law firm of Powell, Goldstein, Frazer & Murphy LLP, which has served as counsel for the Company since its inception.

MEETINGS AND COMMITTEES

          During the past fiscal year, the Board of Directors met six times. The executive committee consisted of Messrs. J. C. Shaw, Robert E. Shaw, Harlin, Little and Lanier and did not meet during the past fiscal year. The executive committee functions with substantially all of the powers and duties of the Board of Directors; however, the committee lacks authority to amend the Articles of Incorporation or Bylaws of the Company, fill vacancies on the Board of Directors, approve or propose to shareholders action for which shareholder approval is required by law or approve mergers that do not require shareholder approval. The executive committee recommends individuals to the Board of Directors for consideration as nominees to the Board of Directors. No formal procedure for shareholder recommendations regarding nominees to the Board of Directors has been adopted. The executive committee would consider any such shareholder recommendations if submitted in writing, addressed to the chairman of the executive committee at the Company's principal offices.

          The audit committee consisted of Messrs. Lanier, Lunn and Harlin. The audit committee met three times during the past fiscal year. The audit committee is responsible for reviewing the financial statements of the Company, for evaluating the Company's internal control systems and procedures and for coordinating and approving the activities of the Company's auditors. This committee also approves services other than normal audit services performed by the Company's auditors.

          The compensation committee consists of Messrs. Cousins, Grigg and McCamy. The compensation committee met three times during the past fiscal year. This committee is responsible for setting and reviewing the compensation, including fringe benefits, of the executive officers and directors of the Company and administering the Company's stock option plans.

DIRECTOR COMPENSATION

          During fiscal 1999, each nonmanagement director received an annual fee of $24,000, half of which was received in the form of Common Stock of the Company, a fee of $1,000 for each board meeting attended and a fee of $750 for each committee meeting attended. Each management director received a fee of $1,000 for each board meeting attended. The Company paid ordinary and necessary travel expenses for directors to attend board and committee meetings.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own beneficially more than 10% of a registered class of the Company's equity securities to file with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all such forms they file.

          To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, its officers, directors and greater than 10% shareholders complied during fiscal 1999 with all applicable Section 16(a) filing requirements.

                             EXECUTIVE COMPENSATION

          This section of the proxy statement discloses the compensation awarded or paid to, or earned by, the Company's Chief Executive Officer and its four other most highly compensated executive officers with respect to the fiscal year ended January 1, 2000 (together, these persons are sometimes referred to as the "named executives").


                           SUMMARY COMPENSATION TABLE

                                                                       Annual                    Long-Term
                                                                    Compensation                Compensation
                                                             ---------------------------           Options/            All Other
                                             Fiscal           Salary            Bonus                SARs            Compensation

            Name and Position                 Year             ($)             ($) (1)               (#)                ($) (2)
Robert E. Shaw                                1999           1,000,000         1,681,000               --                4,800
    Chairman and                              1998           1,000,000         1,500,000               --                4,800
    Chief Executive Officer                   1997           1,000,000           500,000               --                4,750

W. Norris Little                              1999             625,000           787,969               --                4,800
    Vice Chairman                             1998             625,000           750,000               --                4,800
                                              1997             625,000           250,000               --                4,750

Julian D. Saul(3)                             1999             700,000         1,176,700               --                4,800
    President                                 1998             150,000           200,000               --                4,800

Vance D. Bell                                 1999             500,000           504,300               --                4,800
    Exec. Vice President,                     1998             450,000           300,000            40,000               4,800
    Operations                                1997             450,000           200,000            15,000               4,750

Kenneth G. Jackson(4)                         1999             450,000           453,870               --                4,800
    Exec. Vice President,                     1998             380,000           300,000            70,000               4,800
    Chief Financial Officer                   1997             380,000           200,000            15,000               4,750

(1) Annual bonus compensation is reported with regard to the respective fiscal year in which the bonus is earned.

(2) The amounts in this column represent the Company's matching contributions to the retirement savings plan accounts of the named executives.

(3)  Mr. Saul joined the Company as a senior executive in October, 1998.

(4) Mr. Jackson joined the Company in February, 1996, as Vice President and Chief Financial Officer. Previously, he had been a partner with Arthur Andersen LLP for more than five years.

          This table presents information regarding options granted during fiscal 1999 to purchase shares of the Company's Common Stock. The Company has no outstanding SARs and granted no SARs during fiscal 1999. In accordance with SEC rules, the table shows the hypothetical "gains" or "option spreads" that would exist for the respective options based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.


                          Option Grants in Fiscal 1999

                                          Individual Grants                                                   Potential Realizable
---------------------------------------------------------------------------------------------------------        Value at Assumed
                                                          % of Total                                          Annual Rates of Stock
                                                           Options                                           Price Appreciation for
                                      Options             Granted to          Exercise                           Option Term
                                      Granted            Employees in          Price          Expiration          5%        10%
           Name                        ($)(1)            Fiscal Year           ($/Sh)            Date            ($)        ($)
---------------------                 -------            ------------         --------        ----------     ---------  ----------

Mr. R.E. Shaw                            0                   --                  --               --             --          --
Mr. Little                               0                   --                  --               --             --          --
Mr. Saul                                 0                   --                  --               --             --          --
Mr. Bell                                 0                   --                  --               --             --          --
Mr. Jackson                              0                   --                  --               --             --          --

(1)  The options were granted at fair market value as of the date of grant.

          This table presents information regarding options exercised for shares of the Company's Common Stock during fiscal 1999 and the value of unexercised options held at January 1, 2000. There were no SARs outstanding during fiscal 1999.


   AGGREGATED OPTION EXERCISES IN FISCAL 1999 AND 1999 FISCAL YEAR-END OPTION
                                     VALUE
                                                                                            Number of          Value of Unexercised
                                                                                           Unexercised         In-the-Money Options
                                                                                          Options at FY-            at FY-End
                                                                                             End (#)                  ($)(1)
                                     Shares Acquired                                      --------------       --------------------
                                       on Exercise              Value Realized             Exercisable/            Exercisable/
          Name                             (#)                       ($)                  Unexercisable           Unexercisable
---------------------                ---------------            --------------            --------------       --------------------

Mr. R.E. Shaw                              1,500                     12,300                    0/0                     0/0
Mr. Little                                14,000                     47,700                    0/0                     0/0
Mr. Saul                                       0                         0                     0/0                     0/0
Mr. Bell                                       0                         0                19,000/50,000          139,196/380,181
Mr. Jackson                                3,200                     35,800                3,300/78,500           43,543/580,371

(1) Value of Unexercised, In-the-Money Options at 1/1/00 is calculated as follows: [(Per Share Closing Sale Price on 12/31/99) - (Per Share Exercise Price)] x Number of Shares Subject to Unexercised Options. The per share closing sale price reported by The New York Stock Exchange on December 31, 1999 was $15.50. The closing sale price for December 31, 1999 was used in this calculation because it is the last trading day of the Company's 1999 fiscal year.

DEFERRED COMPENSATION PLAN

          The Company maintains a deferred compensation plan to attract and retain key employees. Key employees selected by the Board of Directors are entitled to receive upon death, retirement or the onset of total disability an amount of cash compensation set by the Board. The plan provides that the amount of deferred compensation will be based upon the average of the three highest years of income over the last five years prior to death, disability or retirement. The amount of deferred compensation may not exceed, unless the Board specifically approves, twice such average amount. Deferred compensation will be paid monthly over a ten-year period or, as otherwise determined by the Compensation Committee of the Board of Directors. All deferred compensation is forfeitable if the employee should voluntarily resign or be terminated for cause. Each of the named executives has entered into an agreement providing for deferred compensation under this plan. Because the amount of deferred compensation payable to a participant is generally contingent upon future employment and is based upon future earnings, it is not possible to estimate future benefits.

EMPLOYMENT AGREEMENT

          The Company has entered into an employment agreement with Julian D. Saul, effective as of October 6, 1998, which provides for his employment as a senior executive of the Company and for the election of Mr. Saul to the Company's Board of Directors. The employment agreement has a term of five years, unless earlier terminated pursuant to the terms thereof, and provides for (i) an annual base salary of not less than $600,000, subject to annual review by the Compensation Committee of the Board of Directors and (ii) bonuses, as determined from time to time, under the senior executive bonus program of the Company.

                         COMPENSATION COMMITTEE REPORT

          The compensation committee of the Board of Directors of the Company has prepared the following report on executive compensation. This report describes the Company's current executive compensation program, including the underlying philosophy of the program and the criteria on which executive compensation was based. This report also discusses in detail the compensation paid to the Company's Chairman and Chief Executive Officer, Mr. Robert E. Shaw, during the most recent fiscal year.

          The Company's executive compensation program is administered under the direction of compensation committee of the Board of Directors (the "Committee"). The Committee is comprised of three independent, non-employee directors. The executive compensation program is designed to promote the following objectives:

          [bullet] Attract, retain and motivate executives who can significantly contribute to the success of the Company.

          [bullet] Reward the achievement of business objectives that have been approved by the Board. Provide a rational, consistent and competitive executive compensation system that is well understood by those to whom it applies.

          [bullet] Tie a significant portion of executive compensation to the long-term performance of the Company's common shares.

          The Committee believes that if these objectives are consistently achieved, shareholder value will be enhanced over time.

          The Committee reviews the Company's executive compensation program and policies each year and determines the compensation of the executive officers. The Committee's determinations are reviewed with and approved by all of the Company's non-employee directors, who constitute a majority of the Board.

          The senior management compensation program is administered by the Committee. The Committee consists of non-employee directors who are not eligible to participate in any of the management compensation programs. The Committee is responsible for the establishment, review and oversight of all senior management compensation and benefit policies, plans, programs and agreements. The Committee meets at least semi-annually to evaluate, review and act on senior management compensation and benefit matters.

          The senior management compensation program consists of base salary, annual incentive and stock-based awards based on the performance of the Company and the responsibility, experience, skills and performance of participating individuals. These plans utilize competitive peer group information, maximum incentive pay levels, and stock award guidelines are established and administered to reinforce the alignment of the interests of senior management employees with the performance of the Company and the interests of its shareholders. The peer institutions used for comparison are other publicly held companies of similar size, including but not limited to, household furnishings companies of similar size, located in the Southeast and elsewhere in the United States, some of which are included in the S & P Household Furnishings Index used in the performance graph, below.

          The Committee's policy regarding compensation of the Company's officers is to provide generally competitive salary levels and compensation incentives that attract and retain individuals of outstanding ability; that recognize individual performance and the performance of the Company relative to the performance of other companies of comparable size and quality; and that support the Company's primary goal, to increase shareholder value.

          The executive compensation program includes three components which, taken together, constitute a flexible and balanced method of establishing total compensation for management. These components are base salary, short-term incentive awards in the form of annual cash bonuses and long-term incentive awards in the form of stock option grants, each of which is discussed in more detail below.

          The Company has adopted an incentive plan based on total company performance against "EVA"goals. (EVARegistration Mark is a registered trademark of Stern, Stewart and Company and represents "economic value added.")

          The Committee has determined that the Company's senior management compensation programs, plans and awards are within conventional standards of reasonableness and competitive necessity.

          A description of each of the major elements of the senior management compensation program and its specific relationship to corporate performance, and a summary of the decisions and actions taken by the Committee with regard to 1999 senior management compensation and the Chief Executive Officer's compensation, are set forth below.

BASE SALARIES

          The Committee reviews various publicly available studies by compensation consulting firms and public information from other sources regarding compensation levels for publicly held companies of similar size located in the Southeast and elsewhere in the United States. The Committee establishes the salaries of the named executives and, upon a review of the recommendations of the Company's senior executives, approves the salaries of other executive officers. Individual salaries are determined by the Committee' s assessment of the individual's experience level, the scope and complexity of the position held and the range of salaries for similar positions in publicly held companies of similar size. While the Committee does not target executive officers' salaries at any particular point in the range of salaries paid by the companies used for comparative purposes, the 1999 salary levels for the Company's executive officers corresponded to the middle of the comparative range. The Committee believes that publicly held companies of similar size represent the Company's competitors for executive talent and that a review of the compensation practices of such companies is more relevant than a review of the compensation practices of companies of various sizes in the carpet industry, many of which are private, or of companies of various sizes included in the Standard & Poor's Household Furnishings Index.

          Members of senior management receive base salaries determined by the responsibilities, skills and experience related to their respective positions. Other factors considered in salary determination are individual performance, the success of each business unit in the individual's area of responsibility in achieving established profit and business plans and the Company's ability to pay an appropriate and competitive salary. Members of senior management are eligible for periodic increases in their base salary as a result of individual performance or significant increases in their duties and responsibilities. The amount and timing of an increase depends upon the individual's performance, position of salary within the salary range, and the time interval and any added responsibilities since the last merit increase. The salary increases during 1998 for certain executives, including the named executives, were based on an evaluation by the Committee of the above described factors.

SHORT-TERM INCENTIVE PROGRAM

          The goal of the short-term incentive, or bonus, program is to place a portion of officers' total cash compensation at risk to encourage and reward a continued high level of performance each year and to further encourage a continued high level of performance in future years. Individual incentive amounts are determined by the Committee in its discretion based primarily upon its assessment of the performance of the Company against objectively established EVA goals and, to a lesser extent, the performance of the Company relative to the performance of other companies in the carpet industry and the individual's organizational responsibility and personal performance.

          EVA simplifies the management process by avoiding the subjecting of business activities to a host of different measurements, such as earnings, sales growth, margins, and budgets. While these other methods of evaluation are not ignored, the Committee's and management's central focus is EVA.

          EVA targets and incentive payments are determined objectively. The Company has set and the Committee has approved targets for annual EVAimprovement. The annual EVAimprovement targets have been determined using principles and methodology developed in conjunction with Stern, Stewart and Company. The annual EVA targets reflect independent, objective investor expectations of Company performance over a period of years.

          The incentive payments made to the Company's senior executives are determined wholly by reference to EVA performance, which provides for both annual EVAperformance and sustained EVAperformance. Target bonus percentages are based on position held and the range of incentive payments for similar positions in publicly held companies. Actual incentive payments may range from zero to a multiple of the target bonus, depending on actual performance against EVAannual goals either for the Company or particular business units of the Company.

          Certain members of senior management participate in the Executive Annual Incentive Plan, which was approved by the shareholders at the 1999 Annual Meeting. Personal award opportunities pursuant to this plan are based upon EVA performance criteria applicable to the Company and related business unit performances. An individual performance evaluation factor may reduce, but not increase, the employee's award.

LONG-TERM INCENTIVE PROGRAM

          Incentive stock options are the basis for the Company's long-term incentive program. The Committee periodically grants stock options at no less than fair market value at the date of grant with a vesting period of one to four years. The option program is designed to link officer compensation to long-term shareholder value and focus management attention on long-term Company performance. Stock options are also granted to encourage and facilitate personal stock ownership by the executive officers and thus strengt hen both their personal commitment to the Company and their longer term perspective. The size of the grants is based on individual levels of responsibility and the potential for the officer to contribute to the future success of the Company. The Committee initially determines the aggregate number of options to be granted to all officers and employees of the Company during a particular fiscal year. Of that total, the Committee grants options of identical size to groups of executive officers, other officers and other employees having similar levels of responsibility. Subject to the foregoing parameters, the number of options granted to individual officers is determined by the Committee without regard to the number of options previously granted. The Committee believes the total compensation of officers, including the value of options, if any, at the date of grant, is competitive with total compensation paid by other major corporations. The amount of any gain that officers ultimately realize from incentive options depends solely on the future performance of the Company's Common Stock.

          In 1999, the Committee awarded no stock options to the Chief Executive Officer or other members of senior management.

          As of February 29, 2000, approximately 200,000 shares of Common Stock were available for issuance under the Company's existing stock plans.

          The Committee believes that the three components of compensation described above provide total compensation that is competitive with the total compensation paid by other publicly held companies of similar size, effectively link officer and shareholder interests through equity-based plans and provide incentives that are consistent with the long-term investment horizons of the Company's business.

1999 CHIEF EXECUTIVE OFFICER COMPENSATION

          The Compensation Committee believes that Mr. R.E. Shaw's compensation as Chief Executive Officer appropriately reflects individual and Company performance in the short and longer term. The Performance Graph following this report, which depicts the cumulative total return to the Company's shareholders as compared to returns of other market indices, illustrates the Company's performance over the past five fiscal years.

          In determining Mr. Shaw's base salary and bonus for fiscal 1999, the Committee considered both the Company's overall performance and Mr. Shaw's individual performance using the same criteria as it used for the other named executive officers as described above. It also considered the compensation received by chief executive officers of other publicly held companies of similar size, as well as incentive levels considered appropriate by the Committee, in establishing Mr. Shaw's total compensation.

          The Chief Executive Officer's compensation is determined pursuant to the same basic factors as described above for other members of senior management. In establishing the base salary, incentive and stock awards of the Chief Executive Officer for 1999, the Committee considered the Company's overall performance, success in meeting strategic objectives and the incumbent's personal leadership and accomplishments. These factors were considered in conjunction with the Company's financial results for 1999 in rel ation to the established business plan and in comparison with the performance of peer organizations. Mr. Shaw's 1999 management incentive plan award was based on the above considerations and the Company's achieving and surpassing its annual performance goals as described above in this report.

DEDUCTIBILITY OF EXECUTIVE COMPENSATIOn

          Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the amount of individual compensation for certain executives that may be deducted by the employer for federal tax purposes in any one fiscal year to $1 million unless such compensation is "performance-based." The determination of whether compensation is performance-based depends upon a number of factors, including shareholder approval of the plan under which the compensation is paid, the exercise price at which options or similar awards are granted, the disclosure to and approval by the shareholders of applicable performance standards, the composition of the Committee, and certification by the Committee that performance standards were satisfied. The Company's stock plans and its Executive Annual Incentive Plan have been approved by the shareholders and it is the Committee's understanding that all executive officers' compensation paid or awarded by the Company will be deductible. The Board of Directors is submitted the Executive Annual Incentive Plan, which is to replace the Senior Management Incentive Plan, to the shareholders for approval at the 1999 Annual Meeting to qualify compensation that may be paid to executive officers under such plan as performance-based executive compensation for federal income tax purposes, and, therefore, to maximize the tax deductibility of executive compensation. While it is possible for the Company to compensate or make awards under incentive plans and otherwise that do not qualify as performance-based compensation deductible under Section 162(m), the Committee, in structuring compensation programs for its top executive officers, intends to give strong consideration to the deductibility of awards.

                             COMPENSATION COMMITTEE
                   BOARD OF DIRECTORS, SHAW INDUSTRIES, INC.
                          Thomas G. Cousins - Chairman
                                S. Tucker Grigg
                                R. Julian McCamy

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

          Mr. Robert E. Shaw, Chairman and Chief Executive Officer of the Company, serves on the Stock Option and Compensation Committee of the Board of Directors of Oxford Industries, Inc., a company whose Chairman, President and Chief Executive Officer, Mr. J. Hicks Lanier, serves on the Board of Directors of the Company.

                               PERFORMANCE GRAPH

          The following graph indicates the Company's cumulative total return to shareholders over the last five fiscal years, as compared to cumulative total returns for the Standard and Poor's 500 Index and the Standard and Poor's Household Furnishings Index.

[GRAPH GOES HERE]


                                                         1994           1995          1996           1997          1998        1999
                                                       -------        -------      -------         -------      -------     -------
Shaw Industries, Inc.                                  $100.00        $101.12      $ 83.32         $ 83.60      $175.54     $112.82
Standard and Poor's 500 Index                          $100.00        $137.59      $169.18         $225.64      $290.12     $351.17
Standard and Poor's Household                          $100.00        $121.86      $112.71         $165.89      $221.33     $201.34
Furnishings and Appliances Index

*Assumes $100 invested on January 1, 1994 in Shaw Industries common stock, the Standard and Poor's 500 Index and the Standard and Poor's Household Furnishings Index.

     PROPOSAL 2. ADOPTION OF THE SHAW INDUSTRIES, INC. 2000 INCENTIVE STOCK
                 INCENTIVE PLAN

          On January 20, 2000, the Board of Directors unanimously adopted, subject to the approval of the shareholders at the next annual meeting, the SHAW INDUSTRIES, INC. 2000 INCENTIVE STOCK OPTION PLAN (the "Plan"). A copy of the Plan is attached hereto as Exhibit A.

          This Plan is intended to (a) promote incentive to officers and key employees of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers and key employees by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Common Stock, or receive compensation which is based upon appreciation in the value of the Common Stock; and (c) provide a means of obtaining, rewarding and retaining key personnel and consultants.

SUMMARY OF THE PLAN

          The following description of the Plan is qualified in its entirety by reference to the copy of the Plan attached hereto as Exhibit A. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company ("the Committee"). The Committee will determine the persons to whom, and the times at which, awards will be granted, the type of awards to be granted and all other related terms and conditions of the awards, subject to the limitations described below and as set forth in the Plan. The terms and conditions of each award will be set forth in a written agreement with a participant or a written program established by the Committee. All officers and key employees of the Company and its affiliates are eligible to participate in the Plan. It is currently estimated that approximately 2,000 individuals are eligible to participate.

          A total of 6,000,000 shares of the Company Common Stock is reserved for issuance pursuant to the Plan. In the event that shares of Common Stock subject to Stock Awards are forfeited, such shares of Common Stock may again be subject to a new Stock Award under the Plan. In no event shall any person be entitled to grants under the Plan in any calendar year in excess of 100,000 shares. The number of shares of the Company Common Stock reserved under the Plan is subject to adjustment in the event of stock dividends, stock splits, recapitalization and similar events.

          The per share exercise price of any option may not be less than the fair market value of a share of the Company Common Stock at the time of grant. Once an option is granted, the exercise price may not be reduced by amendment and an option may not be exchanged for a new option with a lower exercise price. No incentive stock option may be granted on or after the tenth anniversary of the date the Plan was approved by the Board of Directors of the Company.

          The Committee shall determine whether stock appreciation rights, performance unit awards, dividend equivalent rights, performance share awards and phantom stock awards shall be settled in cash or in shares of the Company Common Stock valued at fair market value on the date of payment. The Committee also shall be authorized to accelerate the vesting, exercisability and settlement of awards and to permit the exercise price of an option to be paid in cash or by the delivery or withholding of shares.

          The Board of Directors of the Company may amend or terminate the Plan without the approval of shareholders, but may condition any amendment on shareholder approval if the Board believes it is necessary or advisable to comply with any applicable tax or regulatory requirement. No termination or amendment of the Plan without the consent of the holder of an award shall adversely affect the rights of that participant.

          The Committee may provide with respect to any award* that, in the event of a Change in Control (as defined in the Plan) of the Company, the award shall be cashed out in an amount based on the fair market value of the Company Common Stock without regard to the exercisability of the award or any other conditions or restrictions.

FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

          A participant will not recognize income upon the grant of an option or at any time prior to the exercise of an option. At the time the participant exercises a non-qualified option, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the Company Common Stock on the date the option is exercised over the price paid for the Company Common Stock, and the Company will then be entitled to a corresponding deduction.

          A participant who exercises an incentive stock option will not be taxed at the time he or she exercises his or her option or a portion thereof. Instead, he or she will be taxed at the time he or she sells the Company Common Stock purchased pursuant to the option. The participant will be taxed on the excess of the amount for which he or she sells the stock over the price he or she had paid for the stock. If the participant does not sell the stock prior to two years from the date of grant of the option and one year from the date the stock is transferred to him or her, the gain will be capital gain and the Company will not get a corresponding deduction. If the participant sells the stock prior to that time, the difference between the amount the participant paid for the stock and the lesser of the fair market value on the date of exercise, or the amount for which the stock is sold, will be taxed as ordinary income and the Company will be entitled to a corresponding deduction. If the participant sells the stock for less than the amount he or she paid for the stock prior to the one or two year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive option may subject a participant to, or increase a participant's liability for, the federal alternative minimum income tax.

          A participant generally will not recognize income upon the grant of any stock appreciation right, dividend equivalent right, performance unit award, performance share award or phantom share. At the time a participant receives payment under any such award, he or she generally will recognize compensation taxable as ordinary income in an amount equal to the cash or the fair market value of the Company Common Stock received, and the Company will then be entitled to a corresponding deduction.

          A participant will not be taxed upon the grant of a stock award if such award is not transferable by the participant and is subject to a "substantial risk of forfeiture," as defined in the Code. However, when the shares of the Company Common Stock that are subject to the stock award are transferable by the participant and are no longer subject to a substantial risk of forfeiture, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the stock subject to the stock award, less any amount paid for such stock, and the Company will then be entitled to a corresponding deduction.

          The Plan is not qualified under Section 401(a) of the Code.

AWARDS GRANTED

          No awards have been granted under the Plan. The Company anticipates making award grants under the Plan during fiscal 2000.

          Shareholder approval of the Plan requires the affirmative vote of the majority of the shares of the Company's common stock represented at the meeting and entitled to vote.

            The Board of Directors Recommends a Vote FOR Proposal 2.

                                    AUDITORS

          The firm of Arthur Andersen LLP has served as the Company's independent public accountants since its organization and the Board of Directors intends to reappoint this firm for fiscal 2000. The appointment of auditors is a matter of determination by the Board of Directors and is not being submitted to the shareholders for approval or ratification. A representative of this firm is expected to attend the meeting to respond to questions from shareholders and to make a statement if he so desires.

                             SHAREHOLDER PROPOSALS

          Any proposals from shareholders to be considered for presentation at the Annual Meeting of Shareholders for the 2000 fiscal year and inclusion in the Company's proxy materials must be received at the principal executive offices of the Company, Mail Drop 061-18, P.O. Drawer 2128, Dalton, Georgia 30722-2128, a reasonable time before the solicitation of proxies for such meeting is commenced by the Company, but, in any event, not later than December 10, 2000.

          The proxy or proxies designated by the Company will have discretionary authority to vote on any matter properly presented by a shareholder for consideration at the 2001 Annual Meeting of Shareholders but not submitted for inclusion in the Proxy Statement for such meeting unless notice of the matter is received by the Company at its principal executive office not later than February 15, 2001 and certain other conditions of the applicable SEC rules are satisfied.

                                 MISCELLANEOUS

          Management does not know of any other matters to be presented at the meeting for action by shareholders. However, if any other matters requiring a vote of the shareholders arise at the meeting or any adjournment(s), it is intended that votes will be cast pursuant to the proxies with respect to such matters in accordance with the best judgment of the persons acting under the proxies.

          The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegram or personal interview. The Company may request brokerage houses and custodians, nominees and fiduciaries to forward soliciting material to their principals, the beneficial owners of Common Stock, and will reimburse them for their reasonable out-of-pocket expenses.

                                 ANNUAL REPORT

          The Annual Report (which is not part of the proxy soliciting material) of the Company for fiscal 1999 is being mailed to the Company's shareholders with this proxy statement.



                                          /S/ BENNIE M. LAUGHTER
                                          BENNIE M. LAUGHTER
                                          Secretary

Dalton, Georgia
March 31, 2000

                             SHAW INDUSTRIES, INC.
                           2000 STOCK INCENTIVE PLAN

                             SHAW INDUSTRIES, INC.
                           2000 STOCK INCENTIVE PLAN

                               TABLE OF CONTENTS

                                                                            Page

SECTION 1       DEFINITIONS..................................................A-3
      1.1       Definitions..................................................A-3

SECTION 2       THE STOCK INCENTIVE PLAN.....................................A-4
      2.1       Purpose of the Plan..........................................A-4
      2.2       Stock Subject to the Plan....................................A-4
      2.3       Administration of the Plan...................................A-5
      2.4       Eligibility and Limits.......................................A-5

SECTION 3       TERMS OF STOCK INCENTIVES....................................A-5
      3.1       Terms and Conditions of All Stock Incentives.................A-5
      3.2       Terms and Conditions of Options..............................A-6
                (a)  Option Price............................................A-6
                (b)  Option Term.............................................A-6
                (c)  Payment.................................................A-6
                (d)  Conditions to the Exercise of an Option.................A-6
                (e)  Termination of Incentive Stock Option...................A-7
                (f)  Special Provisions for Certain Substitute Options.......A-7
      3.3       Terms and Conditions of Stock Appreciation Rights............A-7
                (a)  Settlement..............................................A-7
                (b)  Conditions to Exercise..................................A-7
      3.4       Terms and Conditions of Stock Awards.........................A-7
      3.5       Terms and Conditions of Dividend Equivalent Rights...........A-7
                (a)  Payment.................................................A-8
                (b)  Conditions to Payment...................................A-8
      3.6       Terms and Conditions of Phantom Shares.......................A-8
                (a)  Payment.................................................A-8
                (b)  Conditions to Payment...................................A-8
      3.7       Treatment of Awards Upon Termination of Employment...........A-8

SECTION 4       RESTRICTIONS ON STOCK........................................A-8
      4.1       Escrow of Shares.............................................A-8
      4.2       Forfeiture of Shares.........................................A-8
      4.3       Restrictions on Transfer.....................................A-9

SECTION 5       GENERAL PROVISIONS...........................................A-9
      5.1       Withholding..................................................A-9
      5.2       Changes in Capitalization; Merger; Liquidation...............A-9
      5.3       Cash Awards.................................................A-10
      5.4       Compliance with Code........................................A-10
      5.5       Right to Terminate Employment...............................A-10
      5.6       Non-alienation of Benefits..................................A-10
      5.7       Listing and Legal Compliance................................A-10
      5.8       Termination and Amendment of the Plan.......................A-10
      5.9       Stockholder Approval........................................A-10
     5.10       Choice of Law...............................................A-10
     5.11       Effective Date of Plan......................................A-10

                             SHAW INDUSTRIES, INC.
                           2000 STOCK INCENTIVE PLAN
                             SECTION 1 DEFINITIONS

          1.1 Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine, and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

              (a) "Affiliate" means (a) an entity that directly or through one or more intermediaries is controlled by the Company, and (b) any entity in which the Company has a significant equity interest, as determined by the Company.

              (b) "BOARD OF DIRECTORS" means the board of directors of the Company.

              (c) "CHANGE IN CONTROL" means the first to occur of the following events:

                  (i) any person (as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee) (the Company, all Subsidiaries, and such employee benefit plans and trustees acting as trustees being hereafter referred to as the "Company Group"), but including a 'group' as defined in Section 13(d)(3) of the Exchange Act (a "Person"), becomes the beneficial owner of shares of the Company having at least thirty percent (30%) of the total number of votes that may be cast for the election of directors of the Company (the "Voting Shares"); provided that no Change of Control will occur as a result of an acquisition of stock by the Company Group which increases, proportionately, the stock representing the voting power of the Company beneficially owned by such Person above thirty percent (30%) of the voting power of the Company, and provided further that if such Person acquires beneficial ownership of stock representing more than thirty percent (30%) of the voting power of the Company by reason of share purchases by the Company Group, and after such share purchases by the Company Group acquires any additional shares representing voting power of the Company, then a Change of Control shall occur;

                  (ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of the Company's assets or combination of the foregoing transactions (a "Transaction") other than a Transaction involving only the Company and one or more of its Subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the merger; or

                  (iii) within any 24-month period, the persons who were directors of the Company immediately before the beginning of such period (the "Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors or the board of directors of any successor to the Company, provided that any director who was not a director as of the effective date of this Plan shall be deemed to be an Incumbent Director if such director was elected to the Board of Directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of this clause (iii); and provided further that any director elected to the Board of Directors to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director.

              (d) "CODE" means the Internal Revenue Code of 1986, as amended.

              (e) "COMMITTEE" means the Compensation Committee appointed by the Board of Directors to administer the Plan. The Board of Directors shall consider the advisability of whether the members of the Committee shall consist solely of at least two members of the Board of Directors who are both "outside directors" as defined in Treas. Reg. 1.162-27(e) as promulgated by the Internal Revenue Service and "non-employee directors" as defined in Rule 16b-3(b)(3) as promulgated under the Exchange Act.

              (f) "COMPANY" means Shaw Industries, Inc., a Georgia corporation.

              (g) "DISABILITY" has the same meaning as provided in the long-term disability plan or policy maintained or, if applicable, most recently maintained, by the Company or, if applicable, any Affiliate of the Company for the Participant. If no long-term disability plan or policy was ever maintained on behalf of the Participant or, if the determination of Disability relates to an Incentive Stock Option, Disability shall mean that condition described in Code Section 22(e)(3), as amended from time to time. In the event of a dispute, the determination of Disability shall be made by the Committee and shall be supported by advice of a physician competent in the area to which such Disability relates.

              (h) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time.

              (i) "FAIR MARKET VALUE" with regard to a date means the closing price at which Stock shall have been sold on the last trading date prior to that date as reported by the National Association of Securities Dealers Automated Quotation System (or, if applicable, as reported by a national securities exchange selected by the Committee on which the shares of Stock are then actively traded) and published in The Wall Street Journal; provided that, for purposes of granting awards other than Incentive Stock Options, Fair Market Value of the shares of Stock may be determined by the Committee by reference to the average market value determined over a period certain or as of specified dates, to a tender offer price for the shares of Stock (if settlement of an award is triggered by such an event) or to any other reasonable measure of fair market value.

              (j) "OPTION" means a non-qualified stock option or an incentive stock option.

              (k) "OVER 10% OWNER" means an individual who at the time an Incentive Stock Option is granted owns Stock possessing more than 10% of the total combined voting power of the Company or one of its Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

              (l) "PARTICIPANT" means an individual who receives a Stock Incentive hereunder.

              (m) "PLAN" means the Shaw Industries, Inc. 2000 Stock Incentive Plan.

              (n) "STOCK" means the Company's common stock.

              (o) "STOCK INCENTIVE AGREEMENT" means an agreement between the Company and a Participant or other documentation evidencing an award of a Stock Incentive.

              (p) "STOCK INCENTIVE PROGRAM" means a written program established by the Committee, pursuant to which Stock Incentives are awarded under the Plan under uniform terms, conditions and restrictions set forth in such written program.

              (q) "STOCK INCENTIVES" means, collectively, Dividend Equivalent Rights, Incentive Stock Options, Non-Qualified Stock Options, Phantom Shares, Stock Appreciation Rights and Stock Awards.

              (r) "SUBSIDIARY" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

                       SECTION 2 THE STOCK INCENTIVE PLAN

          2.1 PURPOSE OF THE PLAN. The Plan is intended to (a) provide incentive to officers and key employees of the Company and its Affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by officers and key employees by providing them with a means to acquire a proprietary interest in the Company, acquire shares of Stock, or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of obtaining, rewarding and retaining key personnel and consultants.

          2.2 STOCK SUBJECT TO THE PLAN. Subject to adjustment in accordance with Section 5.2, 6,000,000 shares of Stock (the "Maximum Plan Shares") are hereby reserved exclusively for issuance pursuant to Stock Incentives. At no time shall the Company have outstanding under the Plan, Stock Incentives subject to Section 16 of the Exchange Act and shares of Stock issued in respect of Stock Incentives under the Plan in excess of the Maximum Plan Shares. The shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Stock Incentive that is forfeited or cancelled or expires or terminates for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

          2.3 ADMINISTRATION OF THE PLAN. The Plan shall be administered by the Committee. The Committee shall have full authority in its discretion to determine the officers and key employees of the Company or its Affiliates to whom Stock

Incentives shall be granted and the terms and provisions of Stock Incentives, subject to the Plan; provided, however, that any award of a Stock Incentive to any employee who is also a member of the Board of Directors shall be approved by the majority of the "disinterested persons," as defined in Rule 16b-3 as promulgated under the Exchange Act, then serving as members of the Board of Directors, upon the recommendation of the Committee. Subject to the provisions of the Plan, the Committee shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Stock Incentive Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Committee's determinations under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan (whether or not such persons are similarly situated). The Committee's decisions shall be final and binding on all Participants.

          2.4 ELIGIBILITY AND LIMITS. Stock Incentives may be granted only to officers and key employees of the Company, or any Affiliate of the Company. In the case of incentive stock options, the aggregate Fair Market Value (determined as at the date an incentive stock option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the incentive stock option(s) which cause the limitation to be exceeded shall be treated as non-qualified stock option(s). In no event shall any person be entitled to grants under the Plan in any calendar year in excess of 100,000 shares, subject to adjustment in accordance with Section 5.2, hereof.

                      SECTION 3 TERMS OF STOCK INCENTIVES

          3.1 TERMS AND CONDITIONS OF ALL STOCK INCENTIVES.
              (a) The number of shares of Stock as to which a Stock Incentive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the Plan.

              (b) Each Stock Incentive shall either be evidenced by a Stock Incentive Agreement in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, or be made subject to the terms of a Stock Incentive Program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate. Each Stock Incentive Agreement or Stock Incentive Program shall be subject to the terms of the Plan and any provisions contained in the Stock Incentive Agreement or Stock Incentive Program that are inconsistent with the Plan shall be null and void.

              (c) The date a Stock Incentive is granted shall be the date on which the Committee has approved the terms and conditions of the Stock Incentive and has determined the recipient of the Stock Incentive and the number of shares covered by the Stock Incentive.

              (d) Each Stock Incentive Agreement or Stock Incentive Program may provide that, in the event of a Change in Control, the Stock Incentive shall be cashed out on the basis of any price not greater than the highest price paid for a share of Stock in any transactio n reported by the National Association of Securities Dealers Automated Quotation System or any national securities exchange selected by the Committee on which the shares of Stock are then actively traded during a specified period immediately preceding or ending on the date of the Change in Control or offered for a share of Stock in any tender offer occurring during a specified period immediately preceding or ending on the date the tender offer commences; provided that, in no case shall any such specified period exceed one (1) year (the "Change in Control Price"). For purposes of this Subsection, the cash-out of a Stock Incentive shall be determined as follows:

                  (i) Options shall be cashed out on the basis of the excess, if any, of the Change in Control Price (but not more than the Fair Market Value of the Stock on the date of the cash-out in the case of Incentive Stock Options) over the Exercise Price with or without regard to whether the Option may otherwise be exercisable only in part;

                  (ii) Stock Awards and Phantom Shares shall be cashed out in an amount equal to the Change in Control Price with or without regard to any conditions or restrictions otherwise applicable to any such Stock Incentive; and

                  (iii) Stock Appreciation Rights, Dividend Equivalent Rights and Performance Unit Awards shall be cashed out with or without regard to any conditions or restrictions otherwise applicable to any such Stock Incentive and the amount of the cash out shall be determined by reference to the number of shares of Stock that would be required to pay the Participant in kind for the value of the Stock Incentive as of the date of the Change in Control multiplied by the Change in Control Price.

              (e) Any Stock Incentive may be granted in connection with all or any portion of a previously or contemporaneously granted Stock Incentive. Exercise or vesting of a Stock Incentive granted in connection with another Stock Incentive may result in a pro rata surrender or cancellation of any related Stock Incentive, as specified in the applicable Stock Incentive Agreement or Stock Incentive Program.

              (f) Stock Incentives shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable, during the Participant's lifetime, only by the Participant, or in the event of the Disability of the Participant, by the legal representative of the Participant.

          3.2 TERMS AND CONDITIONS OF OPTIONS. Each Option granted under the Plan shall be evidenced by a Stock Incentive Agreement. At the time any Option is granted, the Committee shall determine whether the Option is to be an incentive stock option described in Code Section 422 or a non-qualified stock option, and the Option shall be clearly identified as to its status as an incentive stock option or a non-qualified stock option. An incentive stock option may only be granted within ten (10) years from the earlier of the date the Plan is adopted or approved by the Company's stockholders.

              (a) OPTION PRICE. Subject to adjustment in accordance with Section
5.2 and the other provisions of this Section 3.2, the exercise price (the "Exercise Price") per share of Stock purchasable under any Option shall be as set forth in the applicable Stock Incentive Agreement, but in no event shall it be less than the Fair Market Value on the date the Option is granted. With respect to each grant of an incentive stock option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted. The Exercise Price of an Option may not be amended or modified after the grant of the Option, and an Option may not be surrendered in consideration of or exchanged for a grant of a new Option having an Exercise Price below that of the Option which was surrendered or exchanged.

              (b) OPTION TERM. Any incentive stock option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the Option is granted. Any incentive stock option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. The term of any Non-Qualified Stock Option shall be as specified in the applicable Stock Incentive Agreement.

              (c) PAYMENT. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Committee in the Stock Incentive Agreement or by amendment thereto, including, but not limited to, cash or, if the Stock Incentive Agreement provides, (i) by delivery to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value of not less than the product of the Exercise Price multiplied by the number of shares the Participant intends to purchase upon exercise of the Option on the date of delivery; (ii) in a cashless exercise through a broker; or (iii) by having a number of shares of Stock withheld, the Fair Market Value of which as of the date of exercise is sufficient to satisfy the Exercise Price. In its discretion, the Committee also may authorize (at the time an Option is granted or thereafter) Company financing to assist the Participant as to payment of the Exercise Price on such terms as may be offered by the Committee in its discretion. Any such financing shall require the payment by the Participant of interest on the amount financed at a rate not less than the "applicable federal rate" under the Code. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an option until full payment has been made by the Participant. The holder of an Option, as such, shall have none of the rights of a stockholder.

              (d) CONDITIONS TO THE EXERCISE OF AN OPTION. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of an Option, the Committee, at any time before complete termination of such Option, may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control and may permit the Participant or any other designated person to exercise the Option, or any portion thereof, for all or part of the remaining Option term, notwithstanding any provision of the Stock Incentive Agreement to the contrary.

              (e) TERMINATION OF INCENTIVE STOCK OPTION. With respect to an incentive stock option, in the event of termination of employment of a Participant, the Option or portion thereof held by the Participant which is unexercised shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of termination of employment; provided, however, that in the case of a holder whose termination of employment is due to death or Disability, one (1) year shall be substituted for such three
(3) month period. For purposes of this Subsection (e), termination of employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the incentive stock option of the Participant in a transaction to which Code Section 424(a) is applicable.

              (f) SPECIAL PROVISIONS FOR CERTAIN SUBSTITUTE OPTIONS. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

          3.3 TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS Each Stock Appreciation Right granted under the Plan shall be evidenced by a Stock Incentive Agreement. A Stock Appreciation Right shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of the Stock at the time of payment or exercise over (2) a specified or determinable price which, in the case of a Stock Appreciation Right granted in connection with an Option, shall be not less than the Exercise Price for that number of shares subject to that Option. A Stock Appreciation Right granted in connection with a Stock Incentive may only be exercised to the extent that the related Stock Incentive has not been exercised, paid or otherwise settled.

              (a) SETTLEMENT. Upon settlement of a Stock Appreciation Right, the Company shall pay to the Participant the appreciation in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Stock Incentive Agreement or, in the absence of such provision, as the Committee may determine.

              (b) CONDITIONS TO EXERCISE. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the Stock Incentive Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Committee, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part.

          3.4 TERMS AND CONDITIONS OF STOCK AWARDS. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Committee determines, and the certificate for such shares shall bear evidence of any restrictions or conditions. Subsequent to the date of the grant of the Stock Award, the Committee shall have the power to permit, in its discretion, an acceleration of the expiration of an applicable restriction period with respect to any part or all of the shares awarded to a Participant. The Committee may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment. In the event that shares of Stock subject to Stock Awards are forfeited by a Participant such shares of Stock may again be subject to a new Stock Award under the Plan.

          3.5 TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS. A Dividend Equivalent Right shall entitle the Participant to receive payments from the Company in an amount determined by reference to any cash dividends paid on a specified number of shares of Stock to Company stockholders of record during the period such rights are effective. The Committee may impose such restrictions and conditions on any Dividend Equivalent Right as the Committee in its discretion shall determine, including the date any such right shall terminate and may reserve the right to terminate, amend or suspend any such right at any time.

              (a) PAYMENT. Payment in respect of a Dividend Equivalent Right may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

              (b) CONDITIONS TO PAYMENT. Each Dividend Equivalent Right granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts,as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Dividend Equivalent Right, the Committee, at any time before complete termination of such Dividend Equivalent Right, may accelerate the time or times at which such Dividend Equivalent Right may be paid in whole or in part.

          3.6 TERMS AND CONDITIONS OF PHANTOM SHARES. Phantom Shares shall entitle the Participant to receive, at a specified future date, payment of an amount equal to all or a portion of the Fair Market Value of a specified number of shares of Stock at the end of a specified period. At the time of the grant, the Committee shall determine the factors which will govern the portion of the rights so payable, including, at the discretion of the Committee, any performance criteria that must be satisfied as a condition to payment. Phantom Share awards containing performance criteria may be designated as Performance Share Awards.

              (a) PAYMENT. Payment in respect of Phantom Shares may be made by the Company in cash or shares of Stock (valued at Fair Market Value on the date of payment) as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine.

              (b) CONDITIONS TO PAYMET. Each Phantom Share granted under the Plan shall be payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Committee shall specify in the applicable Stock Incentive Agreement or Stock Incentive Program; provided, however, that subsequent to the grant of a Phantom Share, the Committee, at any time before complete termination of such Phantom Share, may accelerate the time or times at which such Phantom Share may be paid in whole or in part.

          3.7 TREATMENT OF AWARDS UPON TERMINATION OF EMPLOYMEN T. Except as otherwise provided by Plan Section 3.2(e), any award under this Plan to a Participant who has terminated employment may be cancelled, accelerated, paid or continued, as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, or, in the absence of such provision, as the Committee may determine. The portion of any award exercisable in the event of continuation or the amount of any payment due under a continued award may be adjusted by the Committee to reflect the Participant's period of service from the date of grant through the date of the Participant's termination of employment or such other factors as the Committee determines are relevant to its decision to continue the award.

                        SECTION 4 RESTRICTIONS ON STOCK

          4.1 ESCROW OF SHARES Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant's name, but, if the applicable Stock Incentive Agreement or Stock Incentive Program so provides, the shares of Stock shall be held by a custodian designated by the Committee (the "Custodian"). Each applicable Stock Incentive Agreement or Stock Incentive Program providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program, with full power and authority in the Participant's name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the applicable Stock Incentive Agreement or Stock Incentive Program. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the applicable Stock Incentive Agreement or Stock Incentive Program, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Committee may provide in the applicable Stock Incentive Agreement or Stock Incentive Program, be paid directly to the Participant or, in the alternative, be retained by the Custodian or by the Company until the expiration of the term specified in the applicable Stock Incentive Agreement or Stock Incentive Program and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

          4.2 FORFEITURE OF SHARES. Notwithstanding any vesting schedule set forth in any Stock Incentive Agreement or Stock Incentive Program, in the event that the Committee determines that a Participant violated a noncompetition agreement as set forth in the Stock Incentive Agreement or Stock Incentive Program, all Stock Incentives and shares of Stock issued to the holder pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the holder the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.

          4.3 RESTRICTIONS ON TRANSFER. The Participant shall not have the right to make or permit to exist any disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the applicable Stock Incentive Agreement or Stock Incentive Program. Any disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the applicable Stock Incentive Agreement or Stock Incentive

Program shall be void. The Company shall not recognize, or have the duty to recognize, any disposition not made in accordance with the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program, and the shares so transferred shall continue to be bound by the Plan and the applicable Stock Incentive Agreement or Stock Incentive Program.

                          SECTION 5 GENERAL PROVISIONS

          5.1 WITHHOLDING. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld by federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award. A Participant may pay the withholding tax in cash, or, if the applicable Stock Incentive Agreement or Stock Incentive Program provides, a Participant may elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares of Stock determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local, if any, withholding taxes arising from exercise or payment of a Stock Incentive (a "Withholding Election"). A Participant may make a Withholding Election only if both of the following conditions are met:

              (a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the "Tax Date") by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Committee; and

              (b) Any Withholding Election made will be irrevocable except on six months advance written notice delivered to the Company; however, the Committee may in its sole discretion disapprove and give no effect to the Withholding Election.

          5.2 CHANGES IN CAPITALIZATION; MERGER; LIQUIDATION.
              (a) The number of shares of Stock reserved for the grant of Options, Dividend Equivalent Rights, Performance Unit Awards, Phantom Shares, Stock Appreciation Rights and Stock Awards; the number of shares of Stock reserved for issuance upon the exercise or payment, as applicable, of each outstanding Option, Dividend Equivalent Right, Phantom Share and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option and the specified number of shares of Stock to which each outstanding Dividend Equivalent Right, Phantom Share and Stock Appreciation Right pertains shall be proportionately adjusted for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

              (b) In the event of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Committee may make such adjustments with respect to awards and take such other action as it deems necessary or appropriate to refl ect such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new awards, or the adjustment of outstanding awards, the acceleration of awards or the removal of restrictions on outstanding awards. Any adjustment pursuant to this Section 5.2 may provide, in the Committee's discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Stock Incentive, but shall not otherwise diminish the then value of the Stock Incentive.

              (c) The existence of the Plan and the Stock Incentives granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding.

          5.3 CASH AWARDS. The Committee may, at any time and in its discretion, grant to any holder of a Stock Incentive the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Stock Incentive or the exercise of rights thereunder.

          5.4 COMPLIANCE WITH CODE All incentive stock options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all incentive stock options granted hereunder shall be construed in such manner as to effectuate that intent.

          5.5 RIGHT TO TERMINATE EMPLOYMENT. Nothing in the Plan or in any Stock Incentive shall confer upon any Participant the right to continue as an employee or officer of the Company or any of its Affiliates or affect the right of the Company or any of its Affiliates to terminate the Participant 's employment at any time.

          5.6 NON-ALIENATION OF BENEFITS. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

          5.7 LISTING AND LEGAL COMPLIANCE. The Committee may suspend the exercise or payment of any Stock Incentive so long as it determines that securities exchange listing or registration or qualification under any securities laws is required in connection therewith and has not been completed on terms acceptable to the Committee.

          5.8 TERMINATION AND AMENDMENT OF THE PLAN. The Board of Directors at any time may amend or terminate the Plan without stockholder approval; provided, however, that the Board of Directors may condition any amendment on the approval of stockholders of the Company if such approval is necessary or advisable with respect to tax, securities or other applicable laws. No such termination or amendment without the consent of the holder of a Stock Incentive shall adversely affect the rights of the Participant under such Stock Incentive.

          5.9 STOCKHOLDER APPROVAL. The Plan shall be submitted to the stockholders of the Company for their approval within twelve (12) months before or after the adoption of the Plan by the Board of Directors of the Company. If such approval is not obtained, any Stock Incentive granted hereunder shall be void.

          5.10 CHOICE OF LAW. The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law, without reference to the principles of conflict of laws.

          5.11 EFFECTIVE DATE OF PLAN. The Plan shall become effective upon the date the Plan is approved by the stockholders of the Company.



                                           SHAW INDUSTRIES, INC.

                                           By:_________________________________



                                           Title:______________________________


ATTEST:

________________________________________________

Title:___________________________________________


[CORPORATE SEAL]